ACE Limited                 PO Box HM 1015     |
                 ACE Global Headquarters     Hamilton HM DX     |
                 17 Woodbourne Avenue        Bermuda            |
                 Hamilton HM 08                                 |
ACE LIMITED      Bermuda                     441 295-5200 main  |News
                                             441 292-8675 fax   |Release


                                             www.acelimited.com


FOR IMMEDIATE RELEASE


                                         Investor Contact:  Helen M. Wilson
                                                            (441) 299-9283

                                         Media Contact:     Wendy Davis Johnson
                                                            (441) 299-9347


     ACE Limited Appoints Philip Bancroft as Chief Financial Officer,
     ----------------------------------------------------------------
               Christopher Marshall to assume strategic role
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HAMILTON, Bermuda - January 2, 2002 - ACE Limited (NYSE: ACE) announced today that Philip V. Bancroft will join the ACE Group of Companies as Chief Financial Officer of ACE Limited, effective immediately.

Mr. Bancroft will be based in Bermuda and will report directly to Brian Duperreault, Chairman and Chief Executive Officer of ACE Limited.

For nearly 20 years, Philip Bancroft has worked for PricewaterhouseCoopers. Most recently, he served as partner-in-charge of the New York Regional Insurance Practice, where he led a team of approximately 200 partners and staff that serves many of the Firm's most significant insurance clients. Mr. Bancroft has been a partner with PricewaterhouseCoopers for the past 10 years, having worked in their New York, Philadelphia and Harrisburg offices.

Philip Bancroft received a Bachelor of Business Administration degree in Accounting from Temple University in Philadelphia, Pennsylvania. He is also a Certified Public Accountant.

As previously announced in February of last year, Christopher Marshall, who has been Chief Financial Officer of ACE Limited since 1992, would move to the newly-created position of Executive Assistant to the Chairman with a focus on strategic initiatives, once a successor had been named. In his new role, Mr. Marshall will be responsible for special projects designated by the Chairman, including mergers and acquisition activity and other corporate initiatives.

"It is my pleasure to announce the appointment of our new Chief Financial Officer," said Brian Duperreault, Chairman and Chief Executive Officer of ACE Limited. "We are pleased to attract someone of Philip Bancroft's caliber and extensive industry experience and believe he will be an invaluable addition to ACE."

Mr. Duperreault added: "I would also like to thank Chris Marshall for the critical role he has played in ACE's growth and development, which includes being a key player in nine major acquisitions, as well as overseeing the successful completion of several corporate financing projects. Chris is ACE's first employee and we are especially pleased that he will continue to have an impact on ACE's future success and development."

Dominic Frederico, President and Chief Operating Officer of ACE Limited, noted: "Philip Bancroft's in-depth knowledge and the extensive experience he has amassed working with insurance companies will be an important asset to ACE."

Philip Bancroft commented: "I am delighted to join ACE. The company and its management team have an outstanding reputation in the marketplace. I look forward to being an integral part of the ACE team."

The ACE Group of Companies provides insurance and reinsurance for a diverse group of clients. The ACE Group conducts its business on a global basis with operating subsidiaries in nearly 50 countries. Additional information can be found at: www.acelimited.com.



APPLICATION OF THE SAFE HARBOR OF THE PRIVATE
SECURITIES LITIGATION REFORM ACT OF 1995:
Any forward-looking statements made in this press release reflect the Company's current views with respect to future events and financial performance and are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Such statements involve risks and uncertainties, which may cause actual results to differ materially from those set forth in these statements. For example, the Company's success and development may be affected by competition in the industry, levels of new and renewal business achieved, market acceptance, the frequency of unpredictable catastrophic events and economic, market, regulatory, Lloyd's, insurance and reinsurance business conditions and other factors identified in the Company's filings with the Securities and Exchange Commission. Readers are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the dates on which they are made. The Company undertakes no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.